Pricing Supplement No. U141
To the Underlying Supplement dated September 14, 2009,
Product Supplement No. U-I dated March 31, 2010,
Prospectus Supplement dated March 25, 2009 and
Prospectus dated March 25, 2009
Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-158199-10 June 11, 2010

$3,344,000
Callable Yield Notes due December 16, 2011 Linked to the Performance of the iShares® MSCI Brazil Index Fund and the iShares® MSCI Australia Index Fund
General
•
The securities are designed for investors who are mildly bearish, neutral or mildly bullish on the Underlyings. Investors should be willing to lose some or all of their investment if a Knock-In Event occurs with respect to either Underlying. Any payment on the securities is subject to our ability to pay our obligations as they become due.

•
Interest will be paid quarterly in arrears at a rate of 8.00% per annum for the first two quarterly interest periods, and thereafter at a rate of 13.00% per annum, calculated on a 30/360 basis, subject to Early Redemption.

•	Senior unsecured obligations of Credit Suisse AG, acting through its Nassau Branch, maturing December 16, 2011.†
•	Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples in excess thereof.
•
The securities priced on June 11, 2010 (the “Trade Date”) and are expected to settle on June 16, 2010. Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

Key Terms
Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its Nassau Branch
Underlyings:	Each Underlying is identified in the table below, together with its Bloomberg symbol, Initial Level and Knock-In Level:
	Underlying	Ticker	Initial Level	Knock-In Level
	iShares MSCI Brazil Index Fund (“EWZ”)	EWZ UP	65.62	36.091
	iShares MSCI Australia Index Fund (“EWA”)	EWA UP	20.63	11.3465
Interest Rate:	8.00% per annum for the first two quarterly interest periods and 13.00% per annum thereafter, calculated on a 30/360 basis.
Interest Payment Dates:
Unless redeemed earlier, interest will be paid quarterly in arrears on September 16, 2010, December 16, 2010, March 16, 2011, June 16, 2011, September 16, 2011 and the Maturity Date, subject to the modified following business day convention. No interest will accrue or be payable following an Early Redemption.

Redemption Amount:
The Redemption Amount you will be entitled to receive will depend on the individual performance of each Underlying and whether a Knock-In Event occurs. If the securities are not subject to Early Redemption, the Redemption Amount will be determined as follows:

•  If a Knock-In Event occurs during the Observation Period, the Redemption Amount will equal the principal amount of the securities you hold multiplied by the sum of one plus the Underlying Return of the Lowest Performing Underlying. In this case, the maximum Redemption Amount will equal the principal amount of the securities, but the Redemption Amount may be less than the principal amount of the securities and you could lose your entire investment.

• If a Knock-In Event does not occur during the Observation Period, the Redemption Amount will equal the principal amount of the securities you hold.
Any payment you will be entitled to receive at maturity is subject to our ability to pay our obligations as they become due.
Early Redemption:
The Issuer may redeem the securities in whole, but not in part, on any Interest Payment Date occurring on or after June 16, 2011 upon at least five business days notice at 100% of the principal amount of the securities, together with the interest payable on that Interest Payment Date.

Knock-In Event:	A Knock-In Event occurs if the closing level of either Underlying reaches or falls below the Knock-In Level for that Underlying on any trading day during the Observation Period.
Knock-In Level:	The Knock-In Level for each Underlying is set forth in the table above.
Lowest Performing Underlying:	The Underlying with the lowest Underlying Return.
Underlying Return:	For each Underlying, the Underlying Return will be calculated as follows:

Initial Level:	For each Underlying, as set forth in the table above.
Final Level:	For each Underlying, the closing level of such Underlying on the Valuation Date, subject to adjustment as described in the accompanying product supplement.
Observation Period:	The period from but excluding the Trade Date to and including the Valuation Date.
Valuation Date:†	December 13, 2011
Maturity Date:†	December 16, 2011
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	22546EVP6
† Subject to postponement if the scheduled Maturity Date is not a business day or the scheduled Valuation Date is not an underlying business day and in the event of a market disruption event as described in the accompanying product supplement under “Description of the Securities—Market disruption events.”
Investing in the securities involves a number of risks. See “Selected Risk Considerations” in this pricing supplement and “Risk Factors” beginning on page PS-3 of the accompanying product supplement.
Credit Suisse has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. You should read the prospectus in that registration statement and the other documents relating to this offering that Credit Suisse has filed with the SEC for more complete information about Credit Suisse and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Credit Suisse or any agent or any dealer participating in this offering will arrange to send you this pricing supplement, underlying supplement, product supplement, prospectus supplement and prospectus if you so request by calling 1-800-221-1037.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, the product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Issuer
Per security	$1,000.00	$0.00	$1,000.00
Total	$3,344,000.00	$0.00	$3,344,000.00
(1) For more detailed information, please see ‘‘Supplemental Plan of Distribution (Conflicts of Interest)’’ on the last page of this pricing supplement.
The agent for this offering, Credit Suisse Securities (USA) LLC (‘‘CSSU’’), is our affiliate. For more information, see ‘‘Supplemental Plan of Distribution (Conflicts of Interest)’’ on the last page of this pricing supplement.
The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$3,344,000.00	$238.43

Credit Suisse
June 11, 2010

Additional Terms Specific to the Securities

You should read this pricing supplement together with the underlying supplement dated September 14, 2009, the product supplement dated March 31, 2010, the prospectus supplement dated March 25, 2009 and the prospectus dated March 25, 2009 relating to our Medium Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website

•	Underlying supplement dated September 14, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909008321/a2194364z424b2.htm

•	Product supplement No. U-I dated March 31, 2010:

http://www.sec.gov/Archives/edgar/data/1053092/000104746910003099/a2197786z424b2.htm

•	Prospectus supplement dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003093/a2191799z424b2.htm

•	Prospectus dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003289/a2191966z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contain the terms of the securities and supersede all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the product supplement and “Selected Risk Considerations” in this pricing supplement, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

Hypothetical Redemption Amounts at Maturity for each $1,000 Principal Amount

The tables and examples below illustrate hypothetical Redemption Amounts payable at maturity and, in the case of the tables, total payments over the term of the securities (which include both payments at maturity and the total interest paid on the securities) on a $1,000 investment in the securities for a range of Lowest Performing Underlying Returns, both in the event a Knock-In Event does not occur and in the event a Knock-In Event does occur. The tables and examples assume that the securities are not redeemed prior to maturity and reflect the Interest Rate applicable to the securities: 8.00% per annum for the first two quarterly interest periods and 13.00% per annum thereafter, and the Knock-In Level for each Underlying of 55% of the Initial Level of such Underlying. In addition, the examples below assume that the Initial Level is $65 for EWZ and $21 for EWA. The examples are intended to illustrate hypothetical calculations of only the Redemption Amount and do not illustrate the calculation or payment of any interest. The Redemption Amounts and total payment amounts set forth below are provided for illustration purposes only. The actual Redemption Amounts and total payments applicable to a purchaser of the securities will depend on several variables, including, but not limited to (a) whether the closing level of either Underlying is less than or equal to its respective Knock-In Level on any trading day during the Observation Period and (b) the Final Level of the Lowest Performing Underlying determined on the Valuation Date. It is not possible to predict whether a Knock-In Event will occur and, if so, whether and by how much the Final Level of the Lowest Performing Underlying will decrease in comparison to its Initial Level. The numbers appearing in the following tables and examples have been rounded for ease of analysis.

TABLE 1: This table represents the hypothetical Redemption Amount at maturity and the total payment over the term of the securities on a $1,000 investment in the securities if a Knock-In Event DOES NOT occur during the Observation Period.

Principal Amount of Securities	Lowest Performing Underlying Return	Redemption Amount (Knock-In Event does not occur)	Total Interest Payment on the Securities	Total Payment on the Securities
$1,000	50%	$1,000	$170.00	$1,170.00
$1,000	40%	$1,000	$170.00	$1,170.00
$1,000	30%	$1,000	$170.00	$1,170.00
$1,000	20%	$1,000	$170.00	$1,170.00
$1,000	10%	$1,000	$170.00	$1,170.00
$1,000	0%	$1,000	$170.00	$1,170.00
$1,000	-10%	$1,000	$170.00	$1,170.00
$1,000	-20%	$1,000	$170.00	$1,170.00
$1,000	-30%	$1,000	$170.00	$1,170.00

TABLE 2: This table represents the hypothetical Redemption Amount at maturity and the total payment over the term of the securities on a $1,000 investment in the securities if a Knock-In Event DOES occur during the Observation Period.

Principal Amount of Securities	Lowest Performing Underlying Return	Redemption Amount (Knock-In Event occurs)	Total Interest Payment on the Securities	Total Payment on the Securities
$1,000	50%	$1,000	$170.00	$1,170.00
$1,000	40%	$1,000	$170.00	$1,170.00
$1,000	30%	$1,000	$170.00	$1,170.00
$1,000	20%	$1,000	$170.00	$1,170.00
$1,000	10%	$1,000	$170.00	$1,170.00
$1,000	0%	$1,000	$170.00	$1,170.00
$1,000	-10%	$900	$170.00	$1,070.00
$1,000	-20%	$800	$170.00	$970.00
$1,000	-30%	$700	$170.00	$870.00
$1,000	-40%	$600	$170.00	$770.00
$1,000	-50%	$500	$170.00	$670.00

Example 1: A Knock-In Event occurs because the closing level of one Underlying reaches its Knock-In Level during the Observation Period; and the Final Level of the Lowest Performing Underlying is less than its Initial Level.

Underlying	Initial Level	Lowest closing level of the Underlying during the Observation Period	Final Level on the Valuation Date
EWZ	$65	$65.00 (100% of Initial Level)	$71.50 (110% of Initial Level)
EWA	$21	$11.55 (55% of Initial Level)	$11.55 (55% of Initial Level)

Since the closing level of EWA reaches its Knock-In Level during the Observation Period, a Knock-In Event occurs. EWA is also the Lowest Performing Underlying.

Therefore, the Underlying Return of the Lowest Performing Underlying will equal:

= ($11.55 – $21)/$21 = -0.45

The Redemption Amount = principal amount of the securities × (1 + Underlying Return of the Lowest Performing Underlying)

= $1,000 x (1 – 0.45) = $550

Example 2: A Knock-In Event occurs because the closing level of one Underlying reaches its Knock-In Level during the Observation Period; the Lowest Performing Underlying never reaches or falls below its Knock-In Level during the Observation Period; and the Final Level of the Lowest Performing Underlying is less than its Initial Level.

Underlying	Initial Level	Lowest closing level of the Underlying during the Observation Period	Final Level on the Valuation Date
EWZ	$65	$35.75 (55% of Initial Level)	$71.50 (110% of Initial Level)
EWA	$21	$12.60 (60% of Initial Level)	$12.60 (60% of Initial Level)

Since the closing level of EWZ reaches its Knock-In Level during the Observation Period, a Knock-In Event occurs. EWA is the Lowest Performing Underlying, even though its closing level never reaches or falls below its Knock-In Level during the Observation Period.

Therefore, the Underlying Return of the Lowest Performing Underlying will equal:

= ($12.60 – $21)/$21 = -0.40

The Redemption Amount = principal amount of the securities × (1 + Underlying Return of the Lowest Performing Underlying)

= $1,000 x (1 – 0.40) = $600

Example 3: A Knock-In Event occurs because the closing level of one Underlying reaches its Knock-In Level during the Observation Period; and the Final Level of the Lowest Performing Underlying is greater than its Initial Level.

Underlying	Initial Level	Lowest closing level of the Underlying during the Observation Period	Final Level on the Valuation Date
EWZ	$65	$35.75 (55% of Initial Level)	$71.50 (110% of Initial Level)
EWA	$21	$19.95 (95% of Initial Level)	$25.20 (120% of Initial Level)

Since the closing level of EWZ reaches its Knock-In Level, a Knock-In Event occurs. EWZ is also the Lowest Performing Underlying.

Therefore, the Underlying Return of the Lowest Performing Underlying will equal:

= (71.50 – 65)/65 = 0.10

BUT 0.10 is greater than the maximum of 0.00, so the Underlying Return of the Lowest Performing Underlying is 0.00.

The Redemption Amount = principal amount of the securities × (1 + Underlying Return of the Lowest Performing Underlying)

= $1,000 x (1 + 0.00) = $1,000

Example 4: A Knock-In Event does not occur.

Underlying	Initial Level	Lowest closing level of the Underlying during the Observation Period	Final Level on the Valuation Date
EWZ	$65	$39 (60% of Initial Level)	$71.50 (110% of Initial Level)
EWA	$21	$13.02 (62% of Initial Level)	$23.10 (110% of Initial Level)

Since the closing level of each Underlying did not reach or fall below its Knock-In Level, a Knock-In Event does not occur.

Therefore, the Redemption Amount equals $1,000.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlyings. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

•
THE SECURITIES ARE NOT PRINCIPAL PROTECTED — An investment in the securities is not principal protected and you may receive less at maturity than you originally invested in the securities, or you may receive nothing, excluding any accrued or unpaid interest. If a Knock-In Event occurs during the Observation Period and the Final Level of the Lowest Performing Underlying is less than its Initial Level, you will be fully exposed to any depreciation in the Lowest Performing Underlying. In this case, the Redemption Amount you will be entitled to receive will be less than the principal amount of the securities and you could lose your entire investment if the level of the Lowest Performing Underlying falls to zero. It is not possible to predict whether a Knock-In Event will occur and, if so, whether and by how much the Final Level of the Lowest Performing Underlying will decrease in comparison to its Initial Level. Any payment you will be entitled to receive at maturity is subject to our ability to pay our obligations as they become due.

•
THE SECURITIES WILL NOT PAY MORE THAN THE PRINCIPAL AMOUNT, PLUS INTEREST, AT MATURITY OR UPON EARLY REDEMPTION — The securities will not pay more than the principal amount, plus interest, at maturity or upon early redemption. If the Final Level of each Underlying is greater than its respective Initial Level (regardless of whether a Knock-In Event has occurred), you will not receive the appreciation of either Underlying. Assuming the securities are held to maturity the maximum amount payable with respect to the securities is $1,170.00 for each $1000 principal amount of the securities.

•
THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE — Although the return on the securities will be based on the performance of the Underlyings, the payment of any amount due on the securities, including any applicable interest payments, early redemption payment or payment at maturity, is subject to the credit risk of Credit Suisse. Investors are dependant on our ability to pay all amounts due on the securities and, therefore, investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

•
IF A KNOCK-IN EVENT OCCURS, YOUR RETURN WILL BE BASED ON THE INDIVIDUAL PERFORMANCE OF THE LOWEST PERFORMING UNDERLYING — If a Knock-In Event occurs, your return will be based on the individual performance of the Lowest Performing Underlying. This will be true even if the closing level of the Lowest Performing Underlying never reached or fell below its Knock-In Level on any trading day during the Observation Period.

•
YOUR RETURN WILL BE NEGATIVE EVEN IF A KNOCK-IN EVENT OCCURS WITH RESPECT TO ONLY ONE UNDERLYING AND THE FINAL LEVEL OF ONLY ONE UNDERLYING REACHES OR FALLS BELOW ITS INITIAL LEVEL — Your return will be negative even if a Knock-In Event occurs with respect to only one Underlying and the Final Level of only one Underlying reaches or falls below its Initial Level. Even if the closing level of only one Underlying reaches or falls below its Knock-In Level on any trading day during the Observation Period, a Knock-In Event will have occurred.

•
THE SECURITIES ARE SUBJECT TO A POTENTIAL EARLY REDEMPTION, WHICH WOULD END YOUR ABILITY TO ACCRUE INTEREST OVER THE FULL TERM OF THE SECURITIES —The securities are subject to a potential early redemption. The securities may be redeemed on any Interest Payment Date occurring on or after June 16, 2011 upon at least five business days notice. If the securities are redeemed prior to the Maturity Date, you will be entitled to receive only the principal amount of your securities and any accrued but unpaid interest payable on that Interest Payment Date. In this case, you will lose the opportunity to continue to accrue and be paid interest from the Early Redemption Date to the scheduled Maturity Date. If the securities are redeemed prior to the Maturity Date, you may be unable to invest in other securities with a similar level of risk that yield as much interest as the securities.

•
THERE ARE RISKS ASSOCIATED WITH THE UNDERLYINGS – Although shares of the Underlyings are listed for trading on the NYSE Arca, Inc. (“NYSE Arca”) and a number of similar securities have been traded on various national securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Underlyings or that there will be liquidity in the trading market. The Underlyings are subject to management risk, which is the risk that the Underlyings’ investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. Pursuant to the Underlyings’ investment strategy or otherwise, the investment advisor for the Underlyings’ may add, delete or substitute the components held by each Underlying. Any of these actions could affect the price of the shares of each Underlying and consequently the value of the securities.

•
THE PERFORMANCE OF THE UNDERLYINGS MAY NOT CORRELATE TO THE PERFORMANCE OF THEIR RESPECTIVE TRACKED INDEX – The Underlyings will generally invest in all of the equity securities included in the MSCI Brazil Index and the MSCI Australia Index, respectively, (each a “Tracked Index”). There may, however, be instances where BFA, the Underlyings’ investment advisor, may choose to overweight another stock in a Tracked Index, purchase securities not included in such Tracked Index that BFA believes are appropriate to substitute for a security included in such Tracked Index or utilize various combinations of other available investment techniques. In addition, the performance of each Underlying will reflect additional transaction costs and fees that are not included in the calculation of each Tracked Index. Finally, because the shares of the Underlyings are traded on the NYSE Arca and are subject to market supply and investor demand, the market value of one share of each Underlying may differ from the net asset value per share of each Underlying. For these reasons, the performance of the Underlyings may not correlate with the performance of their respective Tracked Index. For additional information about the variation between the performance of each Underlying and the performance of each Tracked Index, see the information set forth under “The Underlyings” below.

•
SINCE THE SECURITIES ARE LINKED TO THE PERFORMANCE OF MORE THAN ONE UNDERLYING, YOU WILL BE FULLY EXPOSED TO THE RISK OF FLUCTUATIONS IN THE LEVEL OF EACH UNDERLYING — Since the securities are linked to the performance of more than one Underlying, the securities will be linked to the individual performance of each Underlying. Because the securities are not linked to a basket, in which the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the levels of the Underlyings to the same degree for each Underlying. For example, in the case of securities linked to a basket, the return would depend on the weighted aggregate performance of the basket components as reflected by the basket return. Thus, the depreciation of any basket component could be mitigated by the appreciation of another basket component, to the extent of the weightings of such components in the basket. However, in the case of securities linked to the lowest performing of each of two Underlyings, the individual performance of each Underlying would not be combined to calculate your return and the depreciation of either Underlying would not be mitigated by the appreciation of the other Underlying. Instead, your return would depend on the lowest performing of the two Underlyings to which the securities are linked.

•	NON-U.S. SECURITIES MARKETS RISKS – The stocks comprising the Underlyings are issued by foreign companies in foreign securities markets. These stocks may be more volatile than domestic stocks and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the securities.

•
CURRENCY EXCHANGE RISK – The securities, which are denominated in U.S. dollars, are subject to currency exchange risk through their exposure to the performance of the Underlyings, which measures the performance of certain foreign stocks. Currency markets may be highly volatile, particularly in relation to emerging or developing nations’ currencies and, in certain market conditions, also in relation to developed nations’ currencies. Significant changes, including changes in liquidity and prices, can occur in such markets within very short periods of time. Foreign currency rate risks include, but are not limited to, convertibility risk and market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. These factors may adversely affect the values of the component stocks comprising the Underlyings, the levels of the Underlyings and the value of the securities.

•
CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — While the payment at maturity described in this pricing supplement is based on the full principal amount of your securities, the original issue price of the securities includes the agent’s commission and the cost of hedging our obligations under the securities through one or more of our affiliates. As a result, the price, if any, at which Credit Suisse (or its affiliates), will be willing to purchase securities from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments.

Accordingly, you should be able and willing to hold your securities to maturity.

•
LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

•
POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

•
MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — In addition to the levels of the Underlyings on any trading day during the Observation Period, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o	the expected volatility of the Underlyings;

o	the time to maturity of the securities;

o	the Early Redemption feature, which is likely to limit the value of the securities;

o	interest and yield rates in the market generally;

o	investors' expectations with respect to the rate of inflation;

o	the occurrence of certain events to the Underlyings that may or may not require an anti-dilution adjustment; and

o
geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the components comprising the Underlyings, or markets generally and which may affect the levels of the Underlyings;

o
the exchange rate and the volatility of the exchange rate between the U.S. dollar and the currencies of the stocks comprising the Underlyings and any other currency relevant to the value of the Underlyings; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

•
NO OWNERSHIP RIGHTS RELATING TO THE UNDERLYINGS — Your return on the securities will not reflect the return you would realize if you actually owned the Underlyings. The return on your investment, which is based on the percentage change in the Underlyings, is not the same as the total return based on the purchase of the Underlyings. As an investor in the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the stocks that comprise the Underlyings.

•
ANTI-DILUTION PROTECTION IS LIMITED — The calculation agent will make anti-dilution adjustments for certain events affecting the shares of the Underlyings. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of Underlyings. If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected. See “Description of the Securities—Anti-dilution adjustments for funds” in the accompanying product supplement.

Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on the Valuation Date) could adversely affect the value of the Underlyings and, as a result, could decrease the amount you may receive on the securities at maturity. For further information, please refer to “Use of Proceeds and Hedging” in the accompanying product supplement.

The Underlyings

We have derived all information regarding each Underlying contained in this pricing supplement, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. We make no representation or warranty as to the accuracy or completeness of this publicly available information. The information on the Underlyings provided herein is just a summary and should be read together with the additional publicly available information. Information contained in the respective Underlying websites and the Bloomberg pages referenced below is not incorporated by reference herein.

iShares® MSCI Brazil Index Fund

The iShares MSCI Brazil Index Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the Brazilian market, as measured by the MSCI Brazil Index. The MSCI Brazil Index seeks to measure the performance of the Brazilian equity market. It is a capitalization-weighted index that aims to capture 85% of the (publicly available) total market capitalization. Component companies are adjusted for available float and must meet objective criteria for inclusion to the index, taking into consideration unavailable strategic shareholdings and limitations to foreign ownership. The iShares® MSCI Brazil Index Fund is an exchange traded fund that trades on the NYSE Arca under the ticker symbol “EWZ.”

MSCI Brazil Index

The MSCI Brazil Index is a free float-adjusted market capitalization index of securities listed on the São Paulo Stock Exchange. The MSCI Brazil Index is calculated daily in the local currency and published in real time every 15 seconds during market trading hours. The MSCI Brazil Index is intended to provide performance benchmarks of the Brazilian equity market.  The MSCI Brazil Index is reported by Bloomberg under the ticker symbol “MXBR:IND.”

For further information on the MSCI Indices and iShares Funds, please refer to “The MSCI Indices” and “The iShares Funds”, respectively, in the accompanying Underlying Supplement.

iShares® MSCI Australia Index Fund

The iShares MSCI Australia Index Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the Australian market, as measured by the MSCI Australia Index. The MSCI Australia Index seeks to measure the performance of the Australian equity market. It is a capitalization-weighted index that aims to capture 85% of the total market capitalization. Component companies are adjusted for available float and must meet objective criteria for inclusion to the index, taking into consideration unavailable strategic shareholdings and limitations to foreign ownership. The iShares® MSCI Australia Index Fund is an exchange traded fund that trades on the NYSE

Arca under the ticker symbol “EWA.”

MSCI Australia Index

The MSCI Australia Index is a free float-adjusted market capitalization index of securities listed on the Australian Stock Exchange. The MSCI Australia Index is calculated daily in U.S. dollars and published in real time in dollars, every 15 seconds during market trading hours. The MSCI Australia Index is intended to reflect the sectoral diversity of the Australian equity market and to represent Australian companies that are available to investors worldwide. The MSCI Australian Index is reported by Bloomberg under the ticker symbol “MXAU:IND.”

For further information on the MSCI Indices and iShares Funds, please refer to “The MSCI Indices” and “The iShares Funds”, respectively, in the accompanying Underlying Supplement.

Recent Developments Related to the iShares MSCI Brazil Index Fund and the iShares MSCI Australia Index Fund

On December 1, 2009, BlackRock, Inc. announced that it completed its merger with Barclays Global Investors, including the iShares exchange traded funds business. The combined firm operates under the BlackRock name and retains the iShares brand.

All publicly available information contained herein reflects the policies of, and is subject to change by, iShares® Inc. (“iShares”), iShares® Trust, BTC, and BFA. Prior to December 1, 2009, BTC was known as Barclays Global Investors, N.A. BFA is the investment advisor to the iShares Barclays TIPS Bond Fund, the iShares MSCI EAFE Index Fund and the iShares MSCI Emerging Markets Index Fund. BFA is a wholly-owned subsidiary of BTC, which in turn is a wholly-owned subsidiary of BlackRock, Inc.

The iShares Trust is a registered investment company that consists of numerous separate investment portfolios, including the iShares MSCI Brazil Index Fund and the iShares MSCI Australia Index Fund. Information provided to or filed with the SEC by iShares pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding iShares, BFA and the iShares MSCI Brazil Index Fund and the iShares MSCI Australia Index Fund, please see the prospectus dated January 1, 2010 for the iShares MSCI Brazil Index Fund and the prospectus dated January 1, 2010 for the iShares MSCI Australia Index Fund. In addition, information about the iShares MSCI Brazil Index Fund and the iShares MSCI Australia Index Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the iShares website. Information contained in the iShares website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Historical Information

The following graphs set forth the historical performance of the iShares MSCI Brazil Index Fund based on the closing price for one share of such Underlying from January 1, 2005 through June 11, 2010 and the iShares MSCI Australia Index Fund based on the closing price for one share of such Underlying from January 1, 2005 through June 11, 2010. The closing price of one share of the iShares MSCI Brazil Index Fund on June 11, 2010 was $65.62. The closing price of one share of the iShares MSCI Australia Index Fund on June 11, 2010 was $20.63. We obtained the closing levels below from Bloomberg, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg. You should not take the historical levels of the Underlyings as an indication of future performance of the Underlyings or the securities. The levels of either of the Underlyings may decrease so that a Knock-In Event occurs and at maturity you will receive a Redemption Amount equal to less than the principal amount of the securities. Any payment on the securities is subject to our ability to pay our obligations as they become due. We cannot give you any assurance that the closing levels of the Underlyings will remain above their respective Knock-In Levels during the Observation Period. If the closing level of either Underlying reaches or falls below its Knock-In Level on any trading day during the Observation Period, and the closing level of the Lowest Performing Underlying on the Valuation Date is less than its Initial Level, then you will lose money on your investment.

For further information on the Underlyings, please refer to the accompanying underlying supplement.

Supplemental Information Regarding Certain United States Federal Income Tax Considerations

The amount of the stated interest rate on the security that constitutes interest on the Deposit (as defined in the accompanying product supplement) equals 1.16107%, and the remaining balance constitutes the Put Premium (as defined in the accompanying product supplement). Please refer to “Certain U.S. Federal Income Tax Considerations” in the accompanying product supplement.

Supplemental Plan of Distribution (Conflicts of Interest)

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to CSSU. The distribution agreement provides that CSSU is obligated to purchase all of the securities if any are purchased.

CSSU proposes to offer the securities at the offering price set forth on the cover page of this pricing supplement and will not receive a commission in connection with the sale of the securities. If all of the securities are not sold at the initial offering price, CSSU may change the public offering price and other selling terms.

An affiliate of Credit Suisse has paid or may pay in the future a fixed amount to broker-dealers in connection with the costs of implementing systems to support these securities.

CSSU is our affiliate. In accordance with NASD Rule 2720, CSSU may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities. For further information, please refer to “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

Credit Suisse